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                 CONSULTANT STOCK OPTION AGREEMENT
                                OF
                      PARA MAS INTERNET, INC.
                       A Nevada Corporation

This AGREEMENT is made by and between Para Mas Internet, Inc., having its principal place of business at 10440 Corporate Center, Little Patuxent Pkwy., Suite 300, Columbia, Maryland 21044
(hereinafter referred to as "Principal"), and Reginal Steele
(hereinafter referred to as "Consultant").

1.  Option Granted

Principal hereby grants Consultant an option to purchase 4,166,700 shares of Para Mas Internet, Inc. Common Stock at a purchase price of $0.03 per share.

2.  Time of Exercise of Option

Consultant may exercise the option granted herein at any time, and from time to time, until termination of the option as provided herein.

3.  Method of Exercise

This option shall be exercised by written notice delivered to Principal at its principal place of business, stating the number of shares for which the option is being exercised. The notice must be accompanied by a check or other method of payment acceptable to the Principal for the amount of the purchase price.

4.  Capital Adjustments

(a) The existence of this option shall not affect in any way the right or power of Principal or its stockholders to: (1) make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in Principal's capital structure or its business; (2) enter into any merger or consolidation; (3) issue any bonds, debentures, preferred or prior preference stocks ahead of or affecting the common stock or the rights thereof, (4) issue any securities convertible into any common stock, (5) issue any rights, options, or warrants to purchase any common stock, (6) dissolve or liquidate Principal,
     (7) sell or transfer all or any part of its assets or business, or (8) take any other corporate act or proceedings, whether of a similar character or otherwise.

(b) The shares with respect to which this option is granted are shares of the common stock of Principal as presently constituted, but if and whenever, prior to the delivery by Principal of all the shares of the stock with respect to which this option is granted, Principal shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the stock outstanding without receiving compensation therefor in money, services, or property, the number of shares of stock then remaining subject to this option shall: (1) in the event of an increase in the number of outstanding shares, be proportionately increased, and the cash consideration payable per share shall be proportionately


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     reduced; or (2) in the event of a reduction in the number of outstanding shares, be proportionately reduced, and the cash consideration payable per share shall be proportionately increased.

5.  Merger and Consolidation

(a) Following the merger of one or more corporations into Principal or any consolidation of Principal and one or more corporations in which Principal is the surviving corporation, the exercise of this option shall apply to the shares of the surviving corporation.

(b) Notwithstanding any other provision of this agreement, this option shall terminate on the dissolution or liquidation of Principal, or on any merger or consolidation in which Principal is not the surviving corporation.

6.  Transfer of this Option

During Consultant's lifetime, this option shall be exercisable only by Consultant. This option shall not be transferable by Consultant other than by the laws of descent and distribution upon Consultant's death. In the event of Consultant's death during employment or during the applicable period after termination of employment specified in Paragraph 2 above, Consultant's personal representatives may exercise any portion of this option that remains unexercised at the time of Consultant's death, provided that any such exercise must be made, if at all, during the period within one year after Consultant's death, and subject to the option termination date specified in Paragraph 7(c) below.

7.  Termination of Option

This option shall terminate on November 1, 2001 at 5:00 pm central time.

8.  Rights as Shareholder

Consultant will not be deemed to be a holder of any shares pursuant to the exercise of this option until he or she pays the option price and a stock certificate is delivered to him or her for those shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date the stock certificate is de-livered.

9.  Integration with Consulting Agreement

All of the terms and conditions of Consultant's Consulting Agreement dated July 11, 2001, attached hereto and made a part hereof by this reference, are specifically made a part of this agreement and shall control with regard to the interpretation or construction of any provision that is inconsistent herewith. In the event that Consultant breaches any term in Consultant's Consulting Agreement, Principal may, at its option, terminate this option agreement and any Consultant rights to any un-exercised option shares (whether vested or not) shall be null and void.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 12th day of July, 2001.

PRINCIPAL:
PARA MAS INTERNET, INC.


  /S/ Montel Hill
-------------------------------------
By:
Its:


CONSULTANT:


  /S/ Reginal Steele
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